UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2012

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2012, Time Warner Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Jeffrey Bewkes, the Company’s Chairman and Chief Executive Officer, that amends and supersedes the existing employment agreement between the Company and Mr. Bewkes (the “Prior Agreement”).

The Compensation and Human Development Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the Employment Agreement to secure the benefit of Mr. Bewkes’ leadership through 2017 and in recognition of the Company’s operational and financial performance under his leadership.  As Chairman and Chief Executive Officer, Mr. Bewkes has led the Company’s creation of long-term stockholder value through the execution of the Company’s key long-term strategic objectives, including increasing its investment in programming to drive future ratings and revenue increases, advancing the digital transition of its businesses, growing its international businesses and improving operational and capital efficiency.

The Employment Agreement extends the term of Mr. Bewkes’ employment from December 31, 2012 to December 31, 2017.  Mr. Bewkes’ base salary and the target amount of his annual discretionary cash bonus have not increased and remain $2.0 million and $10.0 million, respectively.  The Compensation Committee will continue to determine the amount of the annual bonus paid to Mr. Bewkes based on the Company’s and his performance.  The target value of annual long-term incentive compensation will increase from $10.0 million to $16.0 million beginning in 2013.  The Compensation Committee has approved a long-term incentive structure consisting of a mix of stock options and performance stock units, the value of which are tied directly and solely to the Company’s future financial performance and shareholder returns, and that does not include time-vested restricted stock units.  As a result, the structure of Mr. Bewkes’ compensation is significantly weighted to long-term incentive compensation that is dependent on the long-term financial success of the Company.  Mr. Bewkes will not be granted any upfront equity award in connection with entering into the new agreement, unlike under the terms of the Prior Agreement.

If Mr. Bewkes retires after December 2017 or there is a termination of his employment without cause or due to a material breach of the Employment Agreement by the Company, stock options granted beginning in 2013 and during the term of the Employment Agreement will remain exercisable for their full term.  If Mr. Bewkes retires prior to the end of the term of the Employment Agreement in December 2017, stock options granted to him will vest and remain exercisable for five years following his retirement, which is the standard treatment for stock options granted by the Company to employees.

Consistent with the Prior Agreement, if Mr. Bewkes’ employment is terminated before the term of employment ends in December 2017 either by the Company without cause or due to a material breach by the Company, Mr. Bewkes will be paid base salary and an amount equivalent to his average bonus for a two-year period.  The average bonus equivalent would be calculated based on the average of the two highest bonuses paid to Mr. Bewkes during the prior three years.  If Mr. Bewkes’ employment is terminated by the Company or Mr. Bewkes after the term of employment ends in December 2017, Mr. Bewkes will be paid salary and average bonus through the date of the termination and will not receive any severance payments.  Mr. Bewkes will be restricted from competing with the Company by providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company for twelve months following the termination of his employment prior to the end of the term of employment.

The Employment Agreement no longer provides for a “gross-up” payment for federal excise taxes under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to payments to Mr. Bewkes upon a termination of his employment following a transaction that constitutes a change in control under the Code.  Consistent with the employment agreements with the Company’s other executive officers, the Employment Agreement provides that if any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Code would exceed the “safe harbor” amount under Section 280G of the Code, the Company’s payment to Mr. Bewkes either would be reduced to equal the safe harbor amount or would be paid to Mr. Bewkes in full, whichever would result in Mr. Bewkes receiving the greater amount on a net after-tax basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ Pascal Desroches
	Name:	Pascal Desroches
	Title:	Senior Vice President and Controller

Date: November 26, 2012